Exhibit 10.35

Date: July 31, 2008	Pope Resources, A Delaware Limited Partnership
Customer/Note No. 56548-811

REVOLVING OPERATING NOTE
(WITH MULTIPLE PRICING OPTIONS)

For Value Received, on the Loan Maturity Date, Borrower, as defined below, as principal, promises to pay to Lender, as defined below, or order, at its office in Spokane, Washington, or such other place as the holder of this Revolving Operating Note and Loan Agreement (this “Note”) may designate in writing, the principal sum of Forty Million and no/100’s Dollars ($40,000,000.00) (the “Total Commitment Amount”) or so much thereof as may be outstanding, plus interest thereon from and after any Disbursement Date, at interest rates as provided for hereafter.  For all intents and purposes, all Loan Segments are treated as one obligation under this Note and the other Loan Documents.

1.            Definitions.  For purposes of this Note, the following definitions apply.  Capitalized terms not otherwise defined herein shall have the meanings given in the Master Loan Agreement, dated on or about the same date herewith (as amended and modified, the “Loan Agreement”).

“Applicable Margin” means the per annum percentage set forth below, which corresponds to the Borrower’s Pricing Level as of the most recent Calculation Date.

Pricing Level	Consolidated Interest Coverage Ratio	Applicable Margin for Base Rate	Applicable Margin for Fixed Rate Options	Unused Commitment Fee
I	≥ 3.00:1.00	- 1.00%	+1.25%	0.10%
II	≥ 2.00:1.00	- 0.75%	+1.40%	0.15%
III	< 2.00:1.00	- 0.50%	+1.65%	0.20%

The pricing level shall be determined and adjusted on the date ten (10) Business Days after the date Borrower provides Lender the Compliance Certificate, as required herein, for Borrower’s most recent Calculation Date (each, an “Adjustment Date”); provided however, that the initial pricing level shall be I and shall remain at such pricing level until the first Adjustment Date occurring after the first Calculation Date following the Closing Date.  On such Adjustment Date and on each Adjustment Date thereafter, the pricing level shall be determined by the Consolidated Interest Coverage Ratio as of the most recent Calculation Date. If Borrower fails to timely provide Lender the Compliance Certificate for such most recent Calculation Date, the pricing level commencing the day after the due date thereof shall be the highest pricing level, which shall remain in effect until subsequently adjusted ten (10) Business Days after the delivery of the required Compliance Certificate.  Any adjustment in the pricing level shall be applicable to all existing Loan Segments.  Provided, however, in the Event of Default, Lender shall have the right at any time to change to the highest pricing level and the applicable interest rate shall also be subject to default interest, as provided in Section 7.03 hereof.  In calculating the pricing level, Lender will use the Consolidated Interest Coverage Ratio, notwithstanding any grace period provided for in the Loan Documents.

“Base Rate” shall have the meaning given in Section 4.01 hereof.

“Base Rate Loan Segment” means the principal portion of the Loan plus accrued interest priced using the Base Rate.

“Beneficiary” means the party designated as the recipient of a Letter of Credit issued by Lender under this Loan.

“Borrower” means Pope Resources, A Delaware Limited Partnership, a Delaware limited partnership.

“Calculation Date” means the first three Fiscal Quarter-Ends and the Fiscal Year-End of Borrower.

“Closing Date” means the date the Loan Documents are fully executed and the conditions precedent to Loan closing have been met to Lender’s satisfaction or waived by Lender in writing.

“Commitment Period” means the Closing Date to the Loan Maturity Date.

“Default Interest” shall have the meaning given in Section 7.03 hereof.

“Disbursement Date” means any Business Day when Loan principal is advanced under this Note to or on the account of Borrower.

“Fixed Rate Loan Segment” means each principal portion of the Loan, plus interest accrued thereon, with all the following attributes that distinguish such Fixed Rate Loan Segment from other Fixed Rate Loan Segments: a different Fixed Rate Maturity Date; and or a different date to which a given Fixed Rate Option was assigned to the Fixed Rate Loan Segment, except as otherwise provided herein.

“Fixed Rate Maturity Date” means the last day of an Interest Period.

“Fixed Rate Option” means any of the Fixed Rate Options defined in Section 4.02 hereof.

“Index Source” means Citibank, N.A. for the Base Rate Option and the British Bankers’ Association for the Fixed Rate Options, unless an Index Source is otherwise identified by Lender.

“Interest Period” means, as to each Fixed Rate Loan Segment, the period commencing on the date such Fixed Rate Loan Segment is advanced, converted to or continues as a Fixed Rate Loan Segment and ending on the date one, three or six months thereafter, as selected by Borrower in a Notice to Lender; provided that:

(i)       any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding business Day;

(ii)      any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)     no Interest Period shall extend beyond the Loan Maturity Date.

“Lender” means Northwest Farm Credit Services, PCA.

“Letter of Credit” means a letter of credit issued by Lender to a Beneficiary at the request of Borrower.

“LIBOR” means the rate per annum at approximately 11:00 a.m. (London time) on the date that is two (2) Business Days prior to the beginning of the relevant interest period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by the Bloomberg Information Service or any successor thereto, which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such interest period; provided, that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, “LIBOR” shall be the interest rate per annum determined by Lender to be the average of the rates per annum at which deposits in dollars are offered for such relevant interest period to major banks in the London interbank market in London, England at approximately 11:00 a.m. (London time) on the date that is two (2) Business Days prior to the beginning of such interest period.

“Loan” or “Loan No. 56548-811 means all principal amounts advanced by Lender to Borrower or on the account of Borrower or otherwise under this Note and the other Loan Documents, and all fees or charges incurred as provided for in this Note and the other Loan Documents, plus all interest accrued thereon.

“Loan Documents” means this Note and all other documents executed in connection with the Loan, including without limitation the Loan Agreement, and all renewals, extensions, amendments, modifications, substitutions and replacements thereof.

“Loan Maturity Date” means August 1, 2011.

“Loan Purpose” means (a) to provide financing for Borrower’s operating and capital needs (including distributions to Borrower’s unitholders in the ordinary course of business and repurchases of partnership units from Borrower’s unitholders as may be approved by Borrower’s Board of Directors), and (b) to pay for Stock, Loan fees and all of Lender’s reasonable transaction costs.

“Loan Segment” means the Base Rate Loan Segment, an LOC Loan Segment or a Fixed Rate Loan Segment.

“LOC Loan Segment” means the total principal commitment of all Letters of Credit issued by Lender under this Note.

“Notice” shall have the meaning given in Section 2.04 hereof.

“Pricing Date” means the date a given Loan Segment begins to accrue interest under a given Rate Option or a day when there is a change in the Base Rate.

“Rate Option” means the Base Rate or one of the Fixed Rate Options.

“Unused Commitment Fee” shall have the meaning given in Section 2.01 hereof.

2.            Loan Fee, Expenses, Stock and Notice.

2.01          Loan Fee.  Borrower shall pay Lender the Loan fees set forth in a separate Loan fee letter on the Closing Date.  In addition, Borrower shall pay Lender, quarterly in arrears, an Unused Commitment Fee to be calculated by multiplying the average daily unused balance of the Loan by the annual percentage indicated in the pricing grid in the definition of Applicable Margin and dividing the resulting product by four.  The Unused Commitment Fee shall be due on the first day following each Fiscal Quarter-End and shall be payable by the tenth day following each Fiscal Quarter-End.

2.02          Costs and Expenses.  Borrower shall pay Lender, on the Closing Date and subsequently on Lender’s demand, all costs and expenses related to closing, whether or not the Loan is disbursed.  Provided, however, such costs and expenses shall not exceed $1,000.00.

2.03          Stock.  Borrower shall comply with the capitalization requirements of ACA, as provided in the Loan Agreement.

2.04          Notice.

a.           Prepayment of Principal.  Borrower shall provide Lender with Notice of the amount of any prepayment of a Fixed Rate Loan Segment no later than 10:00 a.m. Spokane time three Business Days prior to the Business Day the prepayment will be made.

b.           Pricing.  Borrower shall provide Lender irrevocable Notice of pricing of a Fixed Rate Loan Segment by 10:00 a.m. Spokane time three days prior to the Pricing Date.

c.           Form of Notice.  Borrower may provide Lender any Notice required under this Note by use of a Notice in form substantially the same as set forth in Exhibit A hereto or other documentation as may be prescribed by Lender.  Alternatively, Borrower may telephone Lender at the numbers designated on Exhibit A or as may be provided by Lender from time to time.  If Notice is by telephone, Lender will confirm to Borrower the elected prepayment or pricing in writing.  All such Notices are deemed irrevocable when given and are subject to Breakage Fees.

3.            Advances and Pricing Elections.

3.01          Advances.  So long as there is no Event of Default or Incipient Default under this Note or the other Loan Documents during the Commitment Period, Lender will make advances to Borrower on a Disbursement Date for a purpose consistent and in compliance with the Loan Documents in amounts requested by Borrower, provided that, after giving effect to any requested advance, the aggregate principal amount of such advances made hereunder will not exceed the Total Commitment Amount.  The advances constitute a revolving line of credit.  During the Commitment Period, Borrower may borrow, repay and reborrow Loan principal on the terms and conditions contained herein.

3.02          Letters of Credit.  Lender will made Letters of Credit available to Borrower as one means of advancing Loan proceeds.  Borrower may only request Letters of Credit prior to the Loan Maturity Date within the Total Commitment Amount for an approved Loan purpose and so long as there is no Event of Default or Incipient Default under the Loan Documents.  Letters of Credit are subject to the terms and conditions of this Note and the other Loan Documents, including, but not limited to, the following terms and conditions:

a.           Purpose.  Lender and Borrower agree that the sole purpose for the advance of any Loan proceeds under a Letter of Credit shall be by Lender to pay directly to the Beneficiary designated therein, upon its written demand, pursuant to the terms of that certain Letter of Credit, issued by Lender for the account of Borrower.

b.           Termination.  Lender's duty to advance loan proceeds to the Beneficiary shall terminate on July 20, 2011, or the earlier termination of the Letter of Credit.  The aggregate amount that Lender shall be required to advance shall be limited to the commitment amount of such Letter of Credit.

c.           Payment.  In the event any amount is advanced under a Letter of Credit, Borrower shall repay interest and principal associated with such advance pursuant to the terms of this Note.

d.           Letter of Credit Fee.  Borrower shall pay Lender a fee of one and one half of one percent (1.5%) of the Letter of Credit commitment amount, at inception and annually during the term of such Letter of Credit, for each Letter of Credit issued.

e.           Indemnification.  Borrower shall defend, indemnify and hold Lender harmless for any and all claims, damages, liabilities, costs or expenses whatsoever by Borrower, or any other party (“liabilities”) which Lender may incur or suffer by reason of or in conjunction with Lender's performance under a Letter of Credit except only if and to the extent that any such liability shall be caused by the willful misconduct or gross negligence of Lender in performing its obligations under such Letter of Credit.  Provided however, Lender may rely on the documents presented to Lender by the Beneficiary in accordance with the Letter of Credit as to any and all matters set forth therein, whether or not any statement or any document presented pursuant thereto proves to be forged, fraudulent, invalid or insufficient in any respect or any statement therein proves to be untrue or inaccurate in any respect.  Borrower shall reimburse Lender for any legal or other expenses incurred in connection with investigating or defending against any of the foregoing except if the same is due to Lender's gross negligence or willful misconduct.  The indemnities contained herein shall survive the expiration of any Letter of Credit.

f.           LOC Loan Segment.  Any LOC Loan Segment shall be treated as fully disbursed for purposes of determining the amount that Borrower may borrow under the Loan.

3.03          Pricing Elections.  Upon irrevocable Notice to Lender, as to principal (i) in the amount of an advance, (ii)  in a Base Rate Loan Segment, or (iii) in a Fixed Rate Loan Segment on a Fixed Rate Maturity Date, Borrower may elect to designate all or any part of an advance or the unpaid principal balance of such Loan Segment on such Pricing Date to bear interest at any Rate Option; provided however, that (1) there is no Event of Default or Incipient Default; (2) Borrower shall price principal in Fixed Rate Loan Segments in initial minimum principal amounts of $1,000,000.00; (3) no Fixed Rate Option may be selected which would have for its Fixed Rate Maturity Date a date later than the Loan Maturity Date; and (4) there are no more than five Fixed Rate Loan Segments at any one time.  If Borrower does not provide Lender irrevocable Notice of election of a Rate Option three Business Days prior to a Fixed Rate Maturity Date for a Fixed Rate Loan Segment, the unpaid principal balance of such Loan Segment shall be priced at the Base Rate effective on such Pricing Date.

3.04          Single Base Rate Loan Segment.  If on a Pricing Date, a Loan Segment is priced under the Base Rate resulting in more than one Loan Segment priced under the Base Rate, all Loan principal priced under the Base Rate will be treated as a single Base Rate Loan Segment by combining the principal balances from all such Loan Segments priced under the Base Rate on such Pricing Date.

4.            Pricing Options.

4.01          Base Rate:  Prime Based Adjustable Interest Rate.  The Base Rate is the Prime Based Adjustable Interest Rate.  The “Prime Based Adjustable Interest Rate” on any given date is the per annum interest rate equal to the prime base rate (the “Index”) charged on loans at Citibank, N.A. in effect on such date or one Business Day later, as determined by Lender in its sole discretion, plus the Applicable Margin.  The Prime Based Adjustable Interest Rate may change at any time.

4.02          Fixed Rate Options. A Fixed Rate Loan Segment may be priced at a fixed rate equal to the 1-, 3- or 6-Month Fixed Rate Options, as defined herein, plus the Applicable Margin.  With these Fixed Rate Options: (a) rates may be fixed for an Interest Period of 1-, 3- or 6-months; and (b) rates may only be fixed on a Pricing Date to take effect on such Pricing Date.  For purposes hereof, the “1-, 3- and 6- Month Fixed Rate Options” means the LIBOR rates for the corresponding Interest Period.

4.03          Additional Pricing Options.  In the event Borrower should desire to price a Loan Segment using an Index, Pricing Date and repricing margin other than as provided for herein, Borrower may request Lender to quote a rate and lock-in fee for an identified principal amount and desired pricing option.  Lender will provide Borrower such a quote, if available under Lender's then existing policies and procedures, and shall provide Borrower the option to elect such a rate upon payment of the lock-in fee, which rate shall be effective on the date determined upon terms and conditions and within timeframes as Lender may prescribe at the time of the quote.

5.            Payment.

5.01          Payment of Loan Segments.  Borrower shall make monthly interest only payments, which payments shall consist of interest that accrued during such period on the unpaid principal balance of each Loan Segment.  Interest only payments shall be due and payable on the tenth day of the following month.

5.02          Payment in Full on Loan Maturity Date.  The unpaid principal balance, unpaid interest thereon, and all other amounts due under this Note and the other Loan Documents shall be paid on the Loan Maturity Date.

5.03          Application of Payments.  So long as there is no Event of Default or Incipient Default, payments received prior to the Loan Maturity Date, in amounts other than as billed, shall be applied to Loan Segments, as of the date of receipt, as follows:

a.           First to any fees and reimbursable expenses due under this Note or any other Loan Documents;

b.           Second to billed and unpaid interest by Loan Segment, beginning with the Loan Segment bearing the highest interest rate and then to Loan Segments in descending order of their interest rates.  Provided however, if two or more Loan Segments are subject to the same interest rate as of the date of receipt of payment, the payment shall be applied first to the Base Rate Loan Segment, then to the Fixed Rate Loan Segment with the earliest Fixed Rate Maturity Date and then to the Fixed Rate Loan Segments in increasing order of their Fixed Rate Maturity Dates;

c.           Third to the principal balance in the Base Rate Loan Segment; and

d.           Thereafter to Borrower's FPF Account, except where Borrower provides Lender Notice that such payment amount should be applied against one of the Fixed Rate Loan Segments subject to the Prepayment Fee as provided for herein.  Provided however, on the Loan Maturity Date, payments shall be applied as provided in subparagraphs a.-c. above, and then to the principal balance in any Fixed Rate Loan Segments.

5.04          Payment from FPF Account.  Upon Borrower’s request, Lender will apply funds, if any, held in the FPF Account with respect to the Loan to the unpaid balance, if any, of the Loan.  Each payment from the FPF Account will be applied to Loan Segments as provided for in subparagraphs a.-c. of Section 5.03 above.  The FPF Account is governed by the terms of the Loan Documents.  In the Event of Default or Incipient Default, Lender shall have the right to apply payments made by or for the account of Borrower, including without limitation, from the FPF Account, to any Loan Segment as Lender may determine, in its sole discretion, at any time.

6.            Prepayment and Breakage Fees.  The Loan is subject to the Prepayment and Breakage Fees indicated in the Loan Agreement.

7.            Default.

7.01          Events of Default.  Time is of the essence in the performance of this Note.  The occurrence of any one or more of the following events shall constitute an “Event of Default” under this Note:

a.           Borrower fails to make any payment of principal, interest or other costs, fees or expenses when due and payable or to perform any obligation or covenant as and when required under the Loan Documents for the Loan or any other note, loan or contract Borrower, or any of them, may have with Lender or an affiliate of Lender.

b.           Any financial statement, representation, warranty or certificate made or furnished by Borrower to Lender in connection with the Loan, or as an inducement to Lender to enter into the Loan is materially false, incorrect, or incomplete when made.

c.           Borrower shall fail generally to pay its debts as such debts become due, or becomes insolvent or becomes the subject of an insolvency proceeding.

d.           This Note or any other Loan Document ceases to be valid and binding on Borrower or is declared null and void, or the validity or enforceability thereof is contested by Borrower, or Borrower denies that it has any or further liability under this Note or any of the other Loan Documents.

7.02          Acceleration.  In the event of any uncured Event of Default beyond any applicable cure periods provided for in the Loan Documents, at Lender's option, without notice or demand, the unpaid principal balance of the Loan, plus all accrued and unpaid interest thereon and all other amounts due shall immediately become due and payable.

7.03          Default Interest.  The Default Interest rate applicable to a delinquent payment for a Loan Segment shall remain at the rate in effect on such Loan Segment at the time such payment was due.  Provided however, upon acceleration and or maturity, the Default Interest rate shall be equal to and remain at four percent (4%) per annum above the interest rate in effect for each Loan Segment at the time of acceleration or maturity and shall accrue on the entire unpaid balance of each Loan Segment, until paid in full.

8.            Loan Terms, Provisions and Covenants.  The Loan is subject to the terms, provisions and covenants of this Note and the other Loan Documents.

9.            Miscellaneous.

9.01          Notice of Default.  Borrower shall provide Lender immediate Notice of any Event of Default or Incipient Default under this Note and the other Loan Documents.

9.02          Interest Rates.

a.           Base Rate Option.  The Base Rate interest rate is a per annum rate and is calculated on the basis of the actual number of days elapsed during the year for the actual number of days in the year.  If any payment date is not a Business Day, then payment shall be due on the next succeeding Business Day.

b.           Fixed Rate Options.  The interest rate for the Fixed Rate Options and the Unused Commitment Fee are per annum rates and are calculated on the basis of the actual number of days elapsed during the year for a 360 day year.  If any payment date is not a Business Day, then payment shall be due on the next succeeding Business Day.

9.03          Exhibits.  All Exhibits hereto are incorporated herein and made a part of this Note.

9.04          Index and Index Source.  The Indexes used herein do not necessarily represent the lowest rates charged by Lender on its loans.  If any Index or Index Source provided for herein becomes unavailable during the Loan term, Lender will choose a new Index or Index Source, which it determines in its sole discretion is comparable, to be effective upon notification thereof to Borrower.

9.05          Payments.  Upon Lender’s written request, payments shall be electronically submitted no later than 10:00 a.m. Spokane time on the date specified for payment.  All sums payable to Lender hereunder shall be paid directly to Lender in immediately available funds in U.S. dollars.  Lender shall send to Borrower periodic statements of all amounts due hereunder at applicable interest rates, which statements shall be considered correct and conclusively binding on Borrower in all respects and for all purposes unless Borrower notifies Lender in writing of any objections within 15 days of receipt of any such statement.

9.06          Authorization.  Borrower authorizes a Responsible Officer, or any other individual(s) as they or either of them may authorize in writing, to request advances of principal under this Note, to confirm interest rates and lock-in fees, and to provide Lender notice of pricing, repricing or prepayment as required under this Note.

9.07          Advances, Fees and Costs.  Borrower shall pay Lender, on demand, all attorney fees and costs incurred to protect or enforce any of Lender's rights in bankruptcy, appellate proceedings, or otherwise, under this Note or the other Loan Documents.  All sums advanced by Lender to protect its interests hereunder or under the other Loan Documents and all Prepayment and Breakage Fees shall be payable, on demand, and shall accrue interest under the interest rate in effect for the Base Rate Loan Segment on such date and shall be treated as an advance under the Base Rate Loan Segment.

9.08          Funds Management Services. Lender may provide funds management services to Borrower.  Upon request, Lender shall provide Borrower a quote for identified funds management services.  Borrower shall comply with all funds management service agreements during the term of this Note.  All fees incurred shall be considered a request for an advance under the Loan.  The funds management services and fees may be adjusted upon reasonable notice by Lender.

9.09          Governing Law.  The substantive laws of the State of Washington shall apply to govern the construction of the Loan Documents and the rights and remedies of the parties, except where the location of the Collateral for the Loan may require the application of the laws of another state or where federal laws, including the Farm Credit Act of 1971, as amended, may be applicable.

9.10          General Provisions.  Borrower agrees to this Note as of the date first above written.  Borrower waives presentment for payment, demand, notice of nonpayment, protest, notice of protest and diligence in enforcing payment of this Note.  This Note and the other Loan Documents constitute the entire agreement between Borrower and Lender and supersede all prior oral negotiations and promises, which are merged into such writings.  Upon written agreement of the parties, the interest rate, payment terms or balances due under this Note may be indexed, adjusted, renewed or renegotiated.  Lender may at any time, without notice, release all or any part of the security for this Note, including the real estate and or personal property covered by the Loan Documents; grant extensions, deferments, renewals or reamortizations of any part of the Loan over any period of time; and release from personal liability any one or more of the parties who are or may become liable for the Loan, without affecting the personal liability of any other party.  Lender may exercise any and all rights and remedies available at law, in equity and provided herein and in the other Loan Documents.  Any delay or omission by Lender in exercising a right or remedy shall not waive that or any other right or remedy.  No waiver of default by Lender shall operate as a waiver of the same or any other default on a future occasion.  Lender shall not be obligated to renew the Loan or any part thereof or to make additional or future loans to Borrower.

9.11          WAIVER OF JURY TRIAL.  BORROWER AND LENDER HEREBY IRREVOCABLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LOAN DOCUMENT AND ANY FUTURE MODIFICATIONS, AMENDMENTS, EXTENSIONS, RESTATEMENTS AND SERVICING ACTIONS RELATING TO THIS LOAN DOCUMENT.  THE PARTIES INTEND THAT THIS JURY WAIVER WILL BE ENFORCED TO THE MAXIMUM EXTENT ALLOWED BY LAW.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

(signature page follows)

BORROWER:
POPE RESOURCES, A DELAWARE LIMITED PARTNERSHIP

By: _______________________________________
David L. Nunes, President and Chief Executive Officer

Pay to the Order of CoBank, ACB.

Pope Resources, a Delaware Limited Partnership
Customer/Note No. 56548-811

EXHIBIT A
NOTICE/CONFIRMATION
To:
Technical Accounting Services
Northwest Farm Credit Services, PCA	P. O. Box 2515	Fax: 509-340-5508
1700 South Assembly Street	Spokane, WA 99220-2515	Tel.: 1-800-216-4535
Spokane, WA 99224-2121

NOTICE
This Notice is provided pursuant to the Revolving Operating Note dated July 31, 2008, as extended, renewed, amended or restated.

☐  PRICING.  If checked, Borrower elects to price or reprice principal in a Loan Segment as follows:
☐	New Advance
☐	Base Rate Loan Segment
☐	Fixed Rate Loan Segment Currently Priced Under Fixed Rate Option __________________________________________________
Principal Amount _________________________________________________________________________________________
To New Fixed Rate Option __________________________________________________________________________________
To be Effective (Date) _____________________________________________________________________________________

☐  PREPAYMENT OF PRINCIPAL.  If checked, Borrower elects to prepay principal as follows:
☐	Base Rate Loan Segment
☐	Fixed Rate Loan Segment Priced
Under Option ____________________________________________________________________________________________
Principal Amount _________________________________________________________________________________________
To be Effective (Date) _____________________________________________________________________________________

POPE RESOURCES, A DELAWARE LIMITED
PARTNERSHIP

Date: ___________________________________	By: _________________________________________________
Authorized Agent
CONFIRMATION
Lender confirms that the above actions were taken or modified as provided for below:

NORTHWEST FARM CREDIT SERVICES, PCA

Date: ___________________________________	By: _________________________________________________
Authorized Agent